INTERNET BUSINESS'S INTERNATIONAL, INC.
                   3900 BIRCH STREET, SUITE 111
                 NEWPORT BEACH, CALIFORNIA 92664)
                PH. 949.833.0261 FAX. 949.333.0762

February 14, 2000


Anthony Lee. President
Direct Communications, Inc.
Las Vegas, NV
(702) 433-9416
Fax. (702) 433-8659

Dear Tony.

Time is of the essence, especially for you, but if we are going to make a deal, it is certainly going to effect us as well. So, we need to stop fooling around and really move.

Per our conversation, the new company, Allstates Communications, Inc. will take over $250,000.00 of your debt and Direct Communications, Inc. which will consist of Amex of $25,000.00, Community Bank of $91,832.00 IRS of $130,123.00 and Futa Tax $17,582.00. The balance of the
$410,000.00 will be paid by the new company out of profits. You will, of course, receive 30,000 shares of 144 stock of IBI.

Your employment contract will be for 3 years, with a stating salary of $6,500.00 per month and, after 90 days from closing, your salary will go up to $7,000.00 per month. Tony Lee, will be President of the new company and will serve at the pleasure of the board of directors. There will) be bonuses for Tony Lee based on performance. The bonuses will be by way of stock options. The bonuses will be given to Mr. Lee by the new company and that will be with IBI common stock and by IBI's discretion

All of the assets of the present company, will be transferred to the new company. Cash in the bank, inventory and all receivables with a minimum of $100,000.00.

Sincerely


/s/  Louis Cherry
Louis Cherry
President, IBI, Inc.

I accept this offer on February 25, 2000


/s/  Clyde A. Lee
Clyde A. Lee on 2-25-00 individually and as
President of Direct Communications, Inc